                                                                    EXHIBIT 11.1

                        STERLING CHEMICALS HOLDINGS, INC.
                             (DEBTOR-IN-POSSESSION)
                         EARNINGS PER SHARE COMPUTATION
                  (Amounts in thousands, except per share data)


                                                                       THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                            MARCH 31,                     MARCH 31,
                                                                    -------------------------     -------------------------
                                                                       2002           2001           2002           2001
                                                                    ----------     ----------     ----------     ----------

     BASIC EARNINGS PER SHARE

Weighted average number of shares of common
   stock outstanding                                                    12,777         12,782         12,777         12,779

Net loss                                                            $  (15,415)    $  (52,715)    $  (30,287)    $  (83,157)

Less: preferred dividend requirements and
   accretion                                                                --           (820)            --         (1,622)
                                                                    ----------     ----------     ----------     ----------

Net loss used in basic loss per share                               $  (15,415)       (53,535)    $  (30,287)    $  (84,779)
                                                                    ==========     ==========     ==========     ==========

     BASIC LOSS PER SHARE                                           $    (1.21)    $    (4.19)    $    (2.37)    $    (6.63)
                                                                    ==========     ==========     ==========     ==========

     DILUTED EARNINGS PER SHARE


Weighted average number of shares of common
   stock outstanding                                                    12,777         12,782         12,777         12,779

Effect of dilutive warrants                                                 --             --             --             --
                                                                    ----------     ----------     ----------     ----------
Total weighted average number of shares outstanding used
   in diluted income (loss) per share computation                       12,777         12,782         12,777         12,779
                                                                    ----------     ----------     ----------     ----------

Net loss                                                            $  (15,415)    $  (52,715)       (30,287)       (83,157)

Less: preferred dividend requirements and
   accretion                                                                --           (820)            --         (1,622)
                                                                    ----------     ----------     ----------     ----------

Net loss used in diluted earning per share                          $  (15,415)    $  (53,535)    $  (30,287)    $  (84,779)
                                                                    ==========     ==========     ==========     ==========

         DILUTED LOSS PER SHARE                                     $    (1.21)    $    (4.19)    $    (2.37)    $    (6.63)
                                                                    ==========     ==========     ==========     ==========
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